Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in guarantor subsidiaries described in Note 12, which is as of November 14, 2017, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Express Scripts Holding Company’s Current Report on Form 8-K dated November 14, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
November 14, 2017